[Quasar Logo]

615 East Michigan Street
Milwaukee, WI 53202

February 23, 2006

Michael Corbett
Perritt Capital Management, Inc.
300 S. Wacker Drive, Suite 2880
Chicago, IL 60606
Via mail

Dear Mr. Corbett:

This letter is written to provide notice that the effective date of the Distribution Agreement between, Quasar Distributors, LLC (“Quasar”), Perritt Funds, Inc. (“Perritt Fund”) and Perritt Capital Management, Inc. (the “Adviser”) is to be January 1, 2006.

This action was discussed and agreed to during a recent telephone conversation between James Schoenike, President of Quasar, Peter Irving, Relationship Manager for the Perritt Fund, and Robert Laatz a principal of the Perritt Fund.

Please accept this notice by providing your signature acknowledging the new effective date and return a signed copy to Quasar at the address above. Please contact me if you have any questions or comments.

Acknowledged receipt of notice:   Respectfully,

By: /s/Michael Corbett    /s/James Schoenike
Name: Michael Corbett    James Schoenike
Date: 2/24/06

cc:           Joe Redwine
Peter Irving
Mary Hancock
Kim Ross